National Instruments Announces Non-Compliance with NASDAQ Listing Rule 5605 Following the Election of Directors at Annual Meeting

AUSTIN, Texas – May 18, 2009 –National Instruments (Nasdaq: NATI) today announced that at its annual shareholders meeting held on May 12, 2009, Dr. Ben Streetman and Mr. Gary Daniels did not seek re-election to the board of directors. National Instruments thanks them for their combined 22 years of service. As a result, National Instruments only has three independent directors on its six person board and was notified by the Nasdaq Stock Market that the company no longer complies with Nasdaq Listing Rule 5605, which requires a listed company to have a majority of independent directors on the Board of Directors.

Nasdaq Listing Rule 5065 provides a cure period for National Instruments to regain compliance with Nasdaq's independent director requirement. This cure period will run through the earlier of National Instruments next annual meeting of shareholders or May 12, 2010 or, if National Instruments next annual meeting of shareholders is held before November 9, 2009, the company must evidence compliance no later than November 9, 2009. National Instruments plans to identify another independent director for appointment to the Board of Directors prior to the expiration of the Nasdaq deadline.

During the cure period, National Instruments common stock will continue to trade on Nasdaq, subject to continued compliance with other Nasdaq listing requirements.

About National Instruments

National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 30,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 15 percent of revenue. Headquartered in Austin, Texas, NI has more than 5,000 employees and direct operations in more than 40 countries. For the past 10 years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.